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P R O S P E C T U S    S U P P L E M E N T
(To Prospectus dated June 12, 2003)

$400,000,000

The Cincinnati Gas & Electric Company
$200,000,000 2003 Series A 5.40% Debentures Due 2033
$200,000,000 2003 Series B 5 3/8% Debentures Due 2033

        The Series A Debentures will bear interest at 5.40% per year and will mature on June 15, 2033. The Series B Debentures will bear interest at 5 3/8% per year and will mature on June 15, 2033. We will pay interest on the Series A and Series B Debentures on June 15 and December 15 of each year, beginning on December 15, 2003.

        We may redeem some or all of the Series A and Series B Debentures at any time before maturity at prices described in this prospectus supplement. The Series A and Series B Debentures will not be subject to any sinking fund. The Series A and Series B Debentures will be senior unsecured indebtedness of the Company and will rank equally with all of our other senior unsecured indebtedness.

        We will not make application to list the Series A or Series B Debentures on any securities exchange or to include them in any automated quotation system.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to Company
Per Series A Debenture	99.764%	0.875%	98.889%
Series A Debentures Total	$199,528,000	$1,750,000	$197,778,000
Per Series B Debenture	99.396%	0.875%	98.521%
Series B Debentures Total	$198,792,000	$1,750,000	$197,042,000
Total	$398,320,000	$3,500,000	$394,820,000
  (1)
  Plus accrued interest, if any, from June 16, 2003.

        The Debentures will be ready for delivery in book-entry form only through The Depository Trust Company on or about June 16, 2003.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Series A Debentures

Sole Manager

Barclays Capital

Series B Debentures

Lead Manager

Barclays Capital

Co-managers

Banc One Capital Markets, Inc.
Citigroup
Credit Lyonnais Securities (USA)
ABN AMRO Incorporated
UBS Investment Bank

The date of this prospectus supplement is June 12, 2003

        The accompanying prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information we have provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We and the underwriters have not authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first is this prospectus supplement, which describes the specific terms of the securities we are offering and certain other matters relating to us. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the securities we are offering pursuant to this prospectus supplement. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        To understand the terms of the Debentures offered by this prospectus supplement and the accompanying prospectus, you should carefully read this prospectus supplement and the accompanying prospectus. You should also read the documents referred to in "Where You Can Find More Information" on pages 3-4 of the accompanying prospectus for information about us and our financial statements.

        Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "CG&E," "the Company," "we," "us" and "our" or similar terms are to The Cincinnati Gas & Electric Company.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Securities and Exchange Commission (the "Commission") allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. In addition to the information incorporated by reference as described in "Where You Can Find More Information" on pages 3-4 of the accompanying prospectus, we incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the Debentures:

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2003; and

  •
  Current Report on Form 8-K filed with the Commission on June 10, 2003.

        The financial information in the Annual Report on Form 10-K for the year ended December 31, 2002 incorporated by reference in this prospectus has been superseded by the information contained in the Current Report on Form 8-K referred to above. You may request a copy of these filings at no cost, by writing or telephoning the office of Wendy L. Aumiller, Treasurer, The Cincinnati Gas & Electric Company, 139 East Fourth Street, Cincinnati, Ohio 45202, telephone number (513) 421-9500.

DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. These types of statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. They represent our intentions, plans, expectations, assumptions and beliefs about future events. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ are often presented with forward-looking statements. In addition, other factors could cause actual results to differ materially from those indicated in any forward-looking statement. These include:

  •
  Factors affecting operations, such as:

  •
  unusual weather conditions;

  •
  unscheduled generation outages;

  •
  unusual maintenance or repairs;

  •
  unanticipated changes in costs;

  •
  environmental incidents, including costs of compliance with existing and future environmental requirements; and

  •
  electric transmission or gas pipeline system constraints.

  •
  Legislative and regulatory initiatives.

  •
  Additional competition in electric or gas markets and continued industry consolidation.

  •
  Financial or regulatory accounting principles.

  •
  Political, legal and economic conditions and developments in the countries in which we have a presence.

  •
  Changing market conditions and other factors related to physical energy and financial trading activities.

  •
  The performance of projects undertaken by our non-regulated businesses and the success of efforts to invest in and develop new opportunities.

  •
  Availability of, or cost of, capital.

  •
  Employee workforce factors.

  •
  Delays and other obstacles associated with mergers, acquisitions and investments in joint ventures.

  •
  Costs and effects of legal and administrative proceedings, settlements, investigations and claims.

        These and other factors are discussed in our reports filed with the Commission. We are not required to revise or update forward-looking statements (whether as a result of changes in actual results, changes in assumptions or other factors affecting the statements). Our forward-looking statements reflect our best beliefs as of the time they are made and may not be updated for subsequent developments.

SUMMARY

        This prospectus supplement contains the terms of this offering of Debentures. The prospectus supplement may add, update or change information in the accompanying prospectus. To the extent they are inconsistent, the information in this prospectus supplement will supersede the information in the accompanying prospectus.

The Company

        The Cincinnati Gas & Electric Company, an Ohio corporation, is a wholly-owned subsidiary of Cinergy Corp., a registered holding company under the Public Utility Holding Company Act of 1935. The Company is a combination electric and gas public utility company and is engaged in the production, transmission, distribution, and sale of electricity and the sale and transportation of natural gas. See "The Company" on page S-6 of this prospectus supplement.

The Offering

Securities Offered	$200,000,000 aggregate principal amount of 2003 Series A 5.40% Debentures Due 2033 (the "Series A Debentures") and $200,000,000 aggregate principal amount of 2003 Series B 5 3/8% Debentures Due 2033 (the "Series B Debentures")
Interest Payment Dates	June 15 and December 15 of each year, beginning December 15, 2003
Maturity Date	The Series A Debentures and the Series B Debentures will each mature on June 15, 2033.
Optional Redemption
We will have the right to redeem the Debentures, in whole or from time to time in part, at our option on not less than 30 nor more than 60 days' notice, at a redemption price equal to the sum of (i) the principal amount of the Debentures being redeemed plus accrued and unpaid interest thereon to the redemption date, and (ii) a make-whole amount, if any, as more fully described in "Certain Terms of the Debentures—Optional Redemption by CG&E" on page S-10 of this prospectus supplement.
Use of Proceeds
We anticipate the net proceeds from the sale of the Debentures will be approximately $394.2 million after deducting underwriting discounts and commissions and estimated expenses totaling approximately $4.1 million. In June 2003, Barclays Capital Inc. agreed to purchase $100,000,000 aggregate principal amount of our outstanding 6.35% Reset Put Securities (REPS)sm Due 2038 and certain agreements related to the REPS, from the holder thereof, on June 16, 2003. We have agreed to exchange the REPS and the agreements related thereto for approximately $138.6 million principal amount of the Series A Debentures and to receive cash for the remaining Series A Debentures. We expect to use the remaining proceeds from the Series A Debentures and the proceeds from the Series B Debentures for general corporate purposes, including the funding of capital expenditures related to construction projects and environmental compliance initiatives, and the repayment of outstanding indebtedness.
Ranking	The Debentures will be senior unsecured indebtedness of the Company and will rank equally with all of our other senior unsecured indebtedness.
Further Issues
We may from time to time, without notice to or the consent of the registered holders of the Debentures, create and issue additional debt securities having the same terms as, and ranking equally and ratably with, the Series A Debentures or the Series B Debentures, as applicable, in all respects.

THE COMPANY

Organization

        The Cincinnati Gas & Electric Company, an Ohio corporation, is a wholly-owned subsidiary of Cinergy Corp., a registered holding company under the Public Utility Holding Company Act of 1935. CG&E is a combination electric and gas public utility company and is engaged in the production, transmission, distribution, and sale of electricity and the sale and transportation of natural gas. CG&E provides service in the southwestern portion of Ohio and through its subsidiaries in nearby areas of Kentucky and Indiana. CG&E's principal utility subsidiary, The Union Light, Heat and Power Company ("ULH&P"), is a Kentucky corporation that provides electric and gas service in northern Kentucky. CG&E's other subsidiaries are insignificant to its results of operations.

        The service territory of CG&E and its utility subsidiaries, including ULH&P, is heavily populated and is characterized by a stable residential customer base and a diverse mix of industrial customers.

        In 2001, CG&E began a transition to electric deregulation and customer choice. Currently, the competitive retail electric market in Ohio is in the development stage. CG&E is recovering its Public Utilities Commission of Ohio ("PUCO") approved costs, and its retail electric rates are frozen during this market development period. See "The Company—Ohio Retail Market Developments" below for a discussion of key elements regarding Ohio deregulation.

Ohio Retail Market Developments

        In July 1999, Ohio Governor Robert Taft signed Amended Substitute Senate Bill No. 3 (the "Electric Restructuring Bill"), beginning the transition to electric deregulation and customer choice for the State of Ohio. The Electric Restructuring Bill created a competitive electric retail service market effective January 1, 2001. The legislation provides for a market development period that began January 1, 2001 and ends no later than December 31, 2005.

        In August 2000, the PUCO approved CG&E's plan and agreement for implementing electric customer choice in Ohio. Under such plan, retail customers continue to receive transportation services from CG&E but may purchase electricity from another supplier. Retail customers that purchase electricity from another supplier receive shopping credits from CG&E. The shopping credits generally reflect the costs of electric generation included in CG&E's frozen rates. However, shopping credits for the first 20 percent of electricity usage in each customer class to switch suppliers, are higher than CG&E's electric generation costs in order to stimulate the development of the competitive retail electric service market.

        CG&E recovers its regulatory assets and other transition costs through a Regulatory Transition Charge ("RTC") paid by all retail customers. As the RTC is collected from customers, CG&E amortizes the deferred balance of regulatory assets and other transition costs. A portion of the RTC collected from customers is recognized currently as a return on the deferred balance of regulatory assets and other transition costs and as reimbursement for the difference in the shopping credits provided to customers and the wholesale revenues from switched generation. The ability of CG&E to recover its regulatory assets and other transition costs is dependent on several factors, including, but not limited to, the level of CG&E's electric sales, prices in the wholesale power markets, and the amount of customer switching to other electric suppliers.

        On January 10, 2003, CG&E filed an application with the PUCO for approval of a methodology to establish how market-based rates for non-residential customers will be determined when the market development period ends. In the filing, CG&E seeks to establish a market-based standard service offer rate for non-residential customers that do not switch suppliers, and a process for establishing the competitively-bid generation service option required by the Electric Restructuring Bill. As of March 31, 2003, more than 20 percent of the load in each of CG&E's non-residential customer classes has switched to other electric suppliers. Under its transition plan, CG&E may end the market development period for those classes of customers once 20 percent switching has been achieved; however, PUCO approval of the standard service offer rate and competitive bidding process is required before the market development period can be ended. CG&E is not requesting to end the market development period for non-residential customers at this time. CG&E is unable to predict the outcome of this proceeding.

        A Federal Energy Regulatory Commission order, that was effective April 2002, allows Cinergy to jointly dispatch the deregulated generating assets of CG&E in conjunction with the regulated generating assets of PSI Energy, Inc., a wholly-owned subsidiary of Cinergy and an affiliate of CG&E. The order also authorizes the transfer of the CG&E generating assets to a non-regulated affiliate. However, Cinergy and CG&E have determined that they can realize the benefits of the new joint dispatch agreement without transferring CG&E's generation and, therefore CG&E does not plan to transfer its generating assets to a non-regulated affiliate in the foreseeable future.

Securities Ratings

        As of the date of this prospectus supplement, the major credit ratings agencies rated our senior unsecured debt securities as follows:

Fitch(1)	Moody's(2)	S&P(3)
BBB+	Baa1	BBB

(1)
Fitch IBCA ("Fitch")

(2)
Moody's Investors Service ("Moody's")

(3)
Standard & Poor's Ratings Services ("S&P")

        In April 2002, Moody's affirmed the credit ratings of CG&E and assigned a stable outlook to our debt and preferred stock ratings.

        In June 2002, S&P affirmed the secured debt rating of CG&E, while lowering the credit ratings on other debt securities, including senior unsecured debt securities. S&P removed all of CG&E's ratings from CreditWatch with negative implications and assigned a stable outlook.

        Also in June 2002, Fitch affirmed the credit ratings of CG&E.

        These securities ratings may be revised or withdrawn at any time, and each rating should be evaluated independently of any other rating.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

        The following tables set forth selected financial information of CG&E and its consolidated subsidiaries. This information is derived from our historical results. See "Incorporation of Certain Documents by Reference" on page S-3 of this prospectus supplement. All dollar amounts are in thousands.

Consolidated Income Information

		Year Ended December 31,
	Three Months Ended March 31, 2003
		2002	2001	2000
Operating Revenues	$703,840	$2,137,410	$2,247,470	$2,100,796
Depreciation	49,264	196,539	186,986	180,978
Operating Income	156,979	504,918	611,571	527,541
Interest	25,841	95,623	103,047	99,204
Income Taxes	51,424	155,341	186,527	159,398
Income Before Cumulative Effect of a Change in Accounting Principles	86,298	263,696	326,654	266,820
Cumulative Effect of a Change in Accounting Principles, net of tax(1)	30,938	—	—	—
Net Income	117,236	263,696	326,654	266,820
Preferred Dividend Requirement	211	846	846	847
Net Income Applicable to Common Stock	117,025	262,850	325,808	265,973

Consolidated Capitalization

	Outstanding March 31, 2003		Outstanding December 31, 2002
	Amount	% of Capitalization	Amount	% of Capitalization
Total Debt(2)	$1,826,191	49%	$1,826,674	50%
Cumulative Preferred Stock Not Subject to Mandatory Redemption	20,485	1%	20,485	1%
Common Stock Equity	1,879,971	50%	1,810,334	49%

Total Capitalization	$3,726,647	100%	$3,657,493	100%

(1)
Reflects the adoption of Emerging Issues Task Force (EITF) Issue 02-3, Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities, and Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.

(2)
Total Debt includes capital leases of $24,331 and $24,861 at March 31, 2003 and December 31, 2002, respectively.

RATIO OF EARNINGS TO FIXED CHARGES

        Listed below is the ratio of earnings to fixed charges for the three month period ended March 31, 2003 and for each year of the five year period ended December 31, 2002.

		Year Ended December 31,
	Three Months Ended March 31, 2003
		2002	2001	2000	1999	1998
Ratio of Earnings to Fixed Charges	5.61	4.78	5.39	4.83	4.41	4.03

        For the purpose of computing the ratio of earnings to fixed charges, earnings consist of pre-tax income from continuing operations plus fixed charges. Fixed charges consist of:

  •
  interest expense;

  •
  amortized premiums, discounts and capitalized expenses related to indebtedness; and

  •
  an estimate of the interest within rental expense.

USE OF PROCEEDS

        We anticipate the net proceeds from the sale of the Debentures will be approximately $394.2 million after deducting underwriting discounts and commissions and estimated expenses totaling approximately $4.1 million. In June 2003, Barclays Capital Inc. agreed to purchase $100,000,000 aggregate principal amount of our outstanding 6.35% Reset Put Securities (REPS)sm Due 2038 and certain agreements related to the REPS, from the holder thereof, on June 16, 2003. We have agreed to exchange the REPS and the agreements related thereto for approximately $138.6 million principal amount of the Series A Debentures and to receive cash for the remaining Series A Debentures. Following this offering, the REPS will be retired. We expect to use the remaining proceeds from the Series A Debentures and the proceeds from the Series B Debentures for general corporate purposes, including the funding of capital expenditures related to construction projects and environmental compliance initiatives, and the repayment of outstanding indebtedness.

CERTAIN TERMS OF THE DEBENTURES

        The following description of the particular terms of the Debentures supplements the description of the general terms and provisions of the Debentures set forth in the accompanying prospectus under the caption "Description of the Unsecured Debt Securities." The term Debentures includes both the Series A Debentures and the Series B Debentures. The following is only a summary of certain provisions of the Debenture Indenture and, therefore, is not complete. You should read the Debenture Indenture in its entirety for provisions that may be important to you.

General

        We are issuing $200,000,000 aggregate principal amount of Series A Debentures and $200,000,000 aggregate principal amount of Series B Debentures. The Series A Debentures and the Series B Debentures will each mature on June 15, 2033. The Debentures will be issued under the Debenture Indenture dated May 15, 1995, between CG&E and Fifth Third Bank, as Trustee, as supplemented by a Seventh Supplemental Indenture, dated as of June 15, 2003. The Debentures will be designated as specified on the cover of this prospectus supplement.

        The Debentures will be issued only in fully registered form in denominations of $1,000 and integral multiples of $1,000.

Ranking

        The Debentures will be unsecured and will rank equally with all of our other unsecured and unsubordinated debt and other obligations from time to time outstanding.

Further Issues

        We may from time to time, without notice to or the consent of the registered holders of the Debentures, create and issue additional debt securities having the same terms as, and ranking equally and ratably with, the Series A Debentures or the Series B Debentures, as applicable, in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional debt securities or except for the first payment of interest following the issue date of such additional debt securities). Any additional debt securities having such similar terms, together with the Series A Debentures or the Series B Debentures, as applicable, will constitute a single series of debt securities under the Debenture Indenture.

Interest

        We will pay interest on the Series A Debentures initially at a rate of 5.40% and on the Series B Debentures initially at a rate of 5 3/8%. Interest on the Debentures will accrue from June 16, 2003. Payments will occur on June 15 and December 15 of each year beginning December 15, 2003.

        The amount of interest payable for any period will be computed based on a 360-day year of twelve 30-day months. Interest will be paid to holders of record on the business day immediately preceding the interest payment date.

        If any interest payment date is not a business day, then interest payable on that date will be paid on the next business day. No additional interest or other payment will be paid due to the delay.

Optional Redemption by CG&E

        Subject to the terms of the Debenture Indenture, we will have the right to redeem the Debentures, in whole or from time to time in part, until maturity (such redemption, a "Make-Whole Redemption," and the date thereof, the "Redemption Date"), at a redemption price equal to the sum of (i) the principal amount of the Debentures being redeemed plus accrued and unpaid interest thereon to the Redemption Date, and (ii) the Make-Whole Amount (as defined below), if any, with respect to the Debentures being redeemed.

        "Make-Whole Amount" means the excess, if any, of (i) the sum, as determined by a Quotation Agent, of the present value of the principal amount of the Debentures to be redeemed, together with scheduled payments of interest thereon from the Redemption Date to the maturity date of the Debentures to be redeemed (not including any portion of such payments of interest accrued as of the Redemption Date), in each case discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate over (ii) 100% of the principal amount on the Redemption Date of the Debentures to be redeemed.

        "Adjusted Treasury Rate" means the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the Redemption Date, calculated on the third business day preceding the Redemption Date, plus in each case .20% (20 basis points).

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the Redemption Date to the stated maturity of the Debentures that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Debentures.

        "Quotation Agent" means the Reference Treasury Dealer selected by the Trustee after consultation with the Company. "Reference Treasury Dealer" means a primary U.S. Government securities dealer.

        "Comparable Treasury Price" means (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding the Redemption Date, as set forth in the daily statistical release designated "H.15" (or any successor release) published by the Board of Governors of the Federal Reserve System or (ii) if that release (or any successor release) is not published or does not contain those prices on that business day, (A) the average of the Reference Treasury Dealer Quotations for the Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of those Quotations.

        "Reference Treasury Dealer Quotations" means the average, as determined by the Trustee (after consultation with the Company), of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the Redemption Date.

        Notice of any redemption will be mailed by us at least 30 days but not more than 60 days before any Redemption Date to each holder of Debentures to be redeemed. If less than all the Debentures are to be redeemed at our option, the Trustee will select, in such manner as it deems fair and appropriate, the Debentures to be redeemed.

        Unless we default in payment of the Redemption Price, on and after any Redemption Date, interest will cease to accrue on the Debentures or portions thereof called for redemption.

        The Debentures will not be redeemable at the option of any holder prior to maturity and will not be subject to any sinking fund.

Global Securities

        We will issue the Debentures in book-entry only form, which means that each series will be represented by one permanent global certificate registered in the name of The Depository Trust Company, New York, New York ("DTC"), or its nominee.

        DTC will keep a computerized record of its participants (for example, your broker) whose clients purchased the Debentures. The participant will then keep a record of its clients who purchased the Debentures. The global certificate representing each series of Debentures may not be transferred, except that DTC, its nominees and their successors may transfer the entire global certificate to one another.

        By using book-entry only form, we will not issue certificates to individual holders of the Debentures or register the ownership interests in the Debentures of individual holders. Beneficial interests in the global certificates will be shown on, and transfers of interests in the global certificates will be made only through, records maintained by DTC and its participants.

        DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations ("Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Direct Participants. Direct Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, including Euroclear and Clearstream. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect custodial relationship with a Direct Participant ("Indirect Participants" and, together with Direct Participants, "Participants"). DTC may hold securities beneficially owned by other persons only through its Participants and such other persons' ownership interests and transfer of ownership interests will be recorded only on the records of Participants, and not on the records maintained by DTC.

        We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global certificate for all purposes. Accordingly, we will have no direct responsibility or liability to pay amounts due on the Debentures to owners of beneficial interests in the global certificates.

        It is DTC's current practice, upon receipt of any payment of principal and interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global certificate as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with Debentures on a record date by using an omnibus proxy. Payments by Participants to owners of beneficial interests in the global certificate, and voting by Participants, will be governed by the customary practices between the Participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." However, these payments will be the responsibility of the Participants and not of DTC, the Trustee or CG&E.

        A further description of DTC's procedures with respect to the Debentures is set forth under "Description of the Unsecured Debt Securities—Global Securities" in the accompanying prospectus.

Defeasance

        The Debentures will be subject to defeasance and covenant defeasance as provided under the caption "Description of the Unsecured Debt Securities—Defeasance and Covenant Defeasance" in the accompanying prospectus.

UNDERWRITING

        Under the terms and subject to the conditions contained in the Series A Underwriting Agreement, dated June 12, 2003, Barclays Capital Inc., as underwriter (the "Series A Underwriter"), has agreed to purchase, and we have agreed to sell to them, $200,000,000 principal amount of the Series A Debentures.

        Under the terms and subject to the conditions contained in the Series B Underwriting Agreement, dated June 12, 2003, the underwriters named below (the "Series B Underwriters") have severally agreed to purchase, and we have agreed to sell to them, severally, the respective principal amounts of the Series B Debentures set forth opposite their respective names below:

Name	Principal Amount of Series B Debentures
Barclays Capital Inc.	$25,000,000
Banc One Capital Markets, Inc.	50,000,000
Citigroup Global Markets Inc.	37,500,000
Credit Lyonnais Securities (USA) Inc	37,500,000
ABN Amro Incorporated	25,000,000
UBS Securities LLC	25,000,000

Total	$200,000,000

        Each of the Underwriting Agreements provides that the obligations of the Underwriter or the Underwriters to pay for and accept delivery of the Debentures is subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The Series A Underwriter is obligated to take and pay for all of the Series A Debentures if any are taken. The Series B Underwriters are obligated to take and pay for all of the Series B Debentures if any are taken.

        The Underwriters initially propose to offer part of the Debentures directly to the public at the public offering price set forth on the cover page and part to certain dealers at a price that represents a concession not in excess of .500% of the principal amount of the Debentures. Any Underwriter may allow, and any such dealers may reallow, a concession to other dealers not to exceed ..250% of the principal amount of the Debentures. After the initial offering of the Debentures, the offering price and other selling terms may from time to time be varied by the Underwriters.

        We do not intend to apply for listing of the Debentures on a national securities exchange, but have been advised by the Underwriters that they intend to make a market in the Debentures. The Underwriters are not obligated, however, to do so and may discontinue their market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Debentures.

        In order to facilitate the offering of the Debentures, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Debentures. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Debentures for their own account. In addition, to cover overallotments or to stabilize the price of the Debentures, the Underwriters may bid for, and purchase, the Debentures in the open market. Finally, the Underwriters may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Debentures in the offering, if they repurchase previously distributed Debentures in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price for the Debentures above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

        We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

        A portion of the Series A Debentures will be issued in exchange for the delivery by Barclays Capital Inc. to us of the REPS and certain agreements related thereto, as described in "Use of Proceeds." Because more than ten percent of the net proceeds of the offering may be paid to members or affiliates of members of the National Association of Securities Dealers, Inc. participating in the offering, the offering is being conducted in accordance with NASD Conduct Rule 2710(c)(8).

        The underwriters and their affiliates have acted as lenders, and performed certain investment banking and advisory and general financing, trustee and banking services for CG&E and its affiliates from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with or perform services for CG&E and its affiliates in the ordinary course of their business.

LEGAL MATTERS

        Certain legal matters with respect to this offering will be passed upon for us by Bradley C. Arnett, Esq., Senior Counsel of Cinergy Services, Inc., one of our affiliates, and Skadden, Arps, Slate, Meagher & Flom LLP, Washington, D.C. Davis Polk & Wardwell, New York, New York will pass upon certain legal matters for the Underwriters. Davis Polk & Wardwell has acted as counsel in certain matters for us and some of our affiliates.

PROSPECTUS

The Cincinnati Gas & Electric Company

By this prospectus, we offer up to
$500,000,000
of
Unsecured Debt Securities,
First Mortgage Bonds
and Preferred Stock

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is June 12, 2003

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may, from time to time, sell the securities described in this prospectus or combinations thereof in one or more offerings with a maximum aggregate offering price of up to $500,000,000. This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under "Where You Can Find More Information."

        In this prospectus, unless the context indicates otherwise, the terms "CG&E," "the Company," "we," "our," "ours" and "us" refer to The Cincinnati Gas & Electric Company.

        We may use this prospectus to offer from time to time:

  •
  our unsecured and unsubordinated debt securities, which in this prospectus we refer to as the senior unsecured debt securities;

  •
  our unsecured subordinated debt securities, which in this prospectus we refer to as the junior subordinated unsecured debt securities. In this prospectus, we refer to the senior unsecured debt securities together with the junior subordinated unsecured debt securities as the unsecured debt securities;

  •
  our first mortgage bonds; and

  •
  shares of our cumulative preferred stock, par value $100 per share, which in this prospectus we refer to as the preferred stock.

        We sometimes refer to our unsecured debt securities, first mortgage bonds and preferred stock as the securities. For more detailed information about the securities, you can also read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document that we file at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. You may also read our filings over the Internet at the Commission's home page at http: //www.sec.gov.

        This prospectus is part of a registration statement on Form S-3 filed with the Commission under the Securities Act of 1933. It does not contain all of the information that is important to you. You should read the registration statement for further information with respect to CG&E and the securities. Statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the Commission highlight selected information, and in each instance reference is made to the copy of the document filed.

        The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities:

  (a)
  Annual Report on Form 10-K for the year ended December 31, 2002.

        You may request a copy of any of the information incorporated by reference at no cost, by writing or telephoning the office of Wendy L. Aumiller, Treasurer, The Cincinnati Gas & Electric Company, 139 East Fourth Street, Cincinnati, Ohio 45202, telephone number (513) 421-9500.

THE COMPANY

        The Company, an Ohio corporation, is a wholly-owned subsidiary of Cinergy Corp., a registered holding company under the Public Utility Holding Company Act of 1935. The Company is a combination electric and gas public utility company and is engaged in the production, transmission, distribution, and sale of electricity and the sale and transportation of natural gas. The Company provides service in the southwestern portion of Ohio and through its subsidiaries in nearby areas of Kentucky and Indiana. The Company's principal utility subsidiary, The Union Light, Heat and Power Company, is a Kentucky corporation that provides electric and gas service in northern Kentucky. The Company's other subsidiaries are insignificant to its results of operations.

        The Company's principal executive office is located at 139 East Fourth Street, Cincinnati, Ohio 45202 (telephone 513-421-9500).

USE OF PROCEEDS

        Unless otherwise set forth in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes including repayment of debt and construction costs.

RATIOS OF EARNINGS TO FIXED CHARGES AND
EARNINGS TO FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS

        Listed below are CG&E's ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred stock dividends for each year in the five year period ended December 31, 2002.

	Year Ended December 31,
	2002	2001	2000	1999	1998
Ratio of Earnings to Fixed Charges	4.78	5.39	4.83	4.41	4.03
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	4.72	5.33	4.77	4.36	3.98

For the purpose of computing the ratio of earnings to fixed charges, earnings consist of pretax income from continuing operations plus fixed charges. Fixed charges consist of:

  •
  interest expense;

  •
  amortized premiums, discounts and capitalized expenses related to indebtedness; and

  •
  an estimate of the interest within rental expense.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

        The following tables show summary financial information of CG&E and its consolidated subsidiaries. This information is derived from our historical results. See "Where You Can Find More Information." All dollar amounts are in thousands.

Consolidated Income Information

	Year Ended December 31,
	2002	2001	2000
Operating Revenues	$2,137,410	$2,247,470	$2,100,796
Operating Income	$504,918	$611,571	$527,541
Net Income	$263,696	$326,654	$266,820
Preferred Dividend Requirement	846	846	847

Net Income Applicable To Common Stock	$262,850	$325,808	$265,973

Consolidated Capitalization

	Outstanding December 31, 2002
	Amount	% of Capitalization
Total Debt(1)	$1,826,674	50%
Cumulative Preferred Stock
Not Subject to Mandatory Redemption	20,485	1%
Common Stock Equity	1,810,334	49%

Total Capitalization	$3,657,493	100%

  (1)
  Includes $24,861 of capital lease obligations.

DESCRIPTION OF THE UNSECURED DEBT SECURITIES

        We may issue from time to time one or more series of senior unsecured debt securities or junior subordinated unsecured debt securities under a Debenture Indenture, dated May 15, 1995, between us and Fifth Third Bank, as debenture trustee. When we offer to sell a particular series of unsecured debt securities, we will describe the specific terms of these unsecured debt securities in a prospectus supplement. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of unsecured debt securities.

        We have summarized certain terms and provisions of the Debenture Indenture. The summary is not complete. The Debenture Indenture is an exhibit to the registration statement of which this prospectus forms a part. You should read the Debenture Indenture for the provisions that may be important to you. Terms used in this summary have the meanings specified in the Debenture Indenture. The Debenture Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

General

        The Debenture Indenture allows us to issue unsecured debt securities in an unlimited amount from time to time. The relevant prospectus supplement will describe the terms of any unsecured debt securities being offered, including:

  •
  the title of the unsecured debt securities;

  •
  any limit on the aggregate principal amount of the unsecured debt securities;

  •
  the date or dates on which the principal of any of the unsecured debt securities will be payable;

  •
  the rate or rates at which any of the unsecured debt securities will bear interest, if any;

  •
  the date from which interest, if any, on the unsecured debt securities will accrue, the dates on which interest, if any, will be payable, the date on which payment of interest, if any, will commence, and the record dates for any interest payments;

  •
  the right, if any, to extend interest payment periods and the duration of any extension;

  •
  any redemption, purchase or sinking fund provisions;

  •
  the place or places where the principal of and any premium and interest on any of the unsecured debt securities will be payable;

  •
  the denominations in which the unsecured debt securities will be issuable;

  •
  the index, if any, with reference to which the amount of principal of or any premium or interest on the unsecured debt securities will be determined;

  •
  any addition to or change in the events of default applicable to any of the unsecured debt securities and any change in the right of the debenture trustee or the holders to declare the principal amount of any of the unsecured debt securities due and payable;

  •
  any addition to or change in the covenants in the Debenture Indenture;

  •
  whether the unsecured debt securities will be defeasible;

  •
  whether the unsecured debt securities will be issued in the form of one or more global securities;

  •
  the applicability of the subordination provisions of the Debenture Indenture to a series of unsecured debt securities; and

  •
  any other terms of the unsecured debt securities not inconsistent with the provisions of the Debenture Indenture.

Subordination of Certain Unsecured Debt Securities

        The Debenture Indenture provides that one or more series of unsecured debt securities may be subordinate and subject in right of payment to the prior payment in full of all senior debt of the Company.

        No payment of principal of (including redemption and sinking fund payments), premium, if any, or interest on, the junior subordinated unsecured debt securities may be made if any senior debt is not paid when due, if any default has not been cured or waived, or if the maturity of any senior debt has been accelerated because of a default. Upon any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all senior debt must be paid in full before the holders of the junior subordinated unsecured debt securities are entitled to receive or retain any payment. The rights of the holders of the junior subordinated unsecured debt securities will be subordinated to the rights of the holders of senior debt to receive payments or distributions applicable to senior debt.

        In this prospectus, we use the term "senior debt" to mean the principal of, premium, if any, and interest on and any other payment due pursuant to any of the following, whether currently outstanding or later incurred, created or assumed:

  (a)
  all indebtedness of the Company evidenced by notes, debentures, bonds, or other securities sold by the Company for money, excluding junior subordinated unsecured debt securities, but including all first mortgage bonds of the Company outstanding from time to time;

  (b)
  all indebtedness of others of the kinds described in the preceding clause (a) assumed by or guaranteed in any manner by the Company; and

  (c)
  all renewals, extensions, or refundings of indebtedness of the kinds described in either of the preceding clauses (a) and (b);

unless the instrument creating or evidencing, or assuming or guaranteeing, any particular indebtedness, renewal, extension or refunding expressly provides that the indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with the junior subordinated unsecured debt securities.

        The Debenture Indenture does not limit the aggregate amount of senior debt that the Company may issue.

Exchange, Register and Transfer

        The unsecured debt securities of each series will be issuable only in fully registered form without coupons.

        The unsecured debt securities may be presented for exchange, registered and transferred in the manner, at the places and subject to the restrictions set forth in the unsecured debt securities and the relevant prospectus supplement. Subject to the limitations noted in the Debenture Indenture, you will not have to pay for these services, except for any associated taxes or other governmental charges.

Global Securities

        We may issue registered unsecured debt securities of a series in the form of one or more fully registered global unsecured debt securities (each a "global security") that we will register in the name of, and deposit with, a depositary (or a nominee of a depositary) identified in the prospectus supplement relating to the series. Each global security will set forth the aggregate principal amount of the series of unsecured debt securities that it represents. The depositary (or its nominee) will not transfer any global security unless and until it is exchanged in whole or in part for unsecured debt securities in definitive registered form, except that:

  •
  the depositary may transfer the whole global security to a nominee;

  •
  the depositary's nominee may transfer the whole global security to the depositary;

  •
  the depositary's nominee may transfer the whole global security to another of the depositary's nominees; and

  •
  the depositary (or its nominee) may transfer the whole global security to its (or its nominee's) successor.

        A global security may not be exchanged for unsecured debt securities in definitive registered form, and no transfer of a global security may be registered in the name of any person other than the depositary (or its nominee), unless:

  •
  the depositary has notified the Company that it is unwilling or unable to continue as depositary for the global security or has ceased to be qualified to act as depositary as required by the Debenture Indenture;

  •
  an event of default has occurred with respect to the global security; or

  •
  circumstances exist, if any, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement.

        Any unsecured debt securities issued in definitive form in exchange for a global security will be registered in such name or names that the depositary gives to the debenture trustee. We expect that these instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global security.

Depositary Arrangements

        We will describe the specific terms of the depositary arrangement with respect to any portion of a series of unsecured debt securities to be represented by a global security in the prospectus supplement relating to the series. We anticipate that the following provisions will apply to all depositary arrangements.

        Generally, ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary for the global security ("participants") or persons that may hold interests through participants. Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with their respective principal amounts of the unsecured debt securities represented by the global security.

        Any dealers, underwriters or agents participating in the distribution of the unsecured debt securities will designate the accounts to credit. For participants, the depositary will maintain the only record of their ownership of a beneficial interest in the global security and they will only be able to transfer those interests through the depositary's records. For persons who hold through a participant, the relevant participant will maintain the records of beneficial ownership and transfer. The laws of some states may require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair their ability to own, transfer or pledge beneficial interests in global securities.

        So long as the depositary (or its nominee) is the record owner of a global security, it will be considered the sole owner or holder of the unsecured debt securities represented by the global security for all purposes under the Debenture Indenture. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the unsecured debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the unsecured debt securities in definitive form and will not be considered the owners or holders under the Debenture Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary and, if the person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the Debenture Indenture. We understand that under existing industry practices, if we request any action of holders or if any owner of a beneficial interest in a global security desires to give or take any action allowed under the Debenture Indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants, in turn, would authorize beneficial owners owning through them to give or take the action or would otherwise act upon the instruction of beneficial owners holding through them.

Interest and Premium

        Payments of principal, premium, if any, and any interest on unsecured debt securities represented by a global security registered in the name of a depositary (or its nominee) will be made to the depositary (or its nominee) as the registered owner of the global security. We and our agents will have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests, and neither will the debenture trustee and its agents.

        We expect that the depositary for any unsecured debt securities represented by a global security, upon receipt of any payment of principal, premium, if any, or any interest in respect of the global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary's records. We also expect that payments by participants to owners of beneficial interests in the global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with securities registered in "street name," and will be the responsibility of each participant.

Payment and Paying Agents

        Unless the applicable prospectus supplement indicates otherwise, payment of interest on an unsecured debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date for the interest payment.

        Unless the applicable prospectus supplement indicates otherwise, principal of and any premium and interest on the unsecured debt securities will be payable at the office of the paying agent designated by us. However, we may elect to pay interest by check mailed to the address of the person entitled to the payment at the address appearing in the security register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the debenture trustee in the City of Cincinnati will be designated as our sole paying agent for payments with respect to unsecured debt securities of each series. Any other paying agents initially designated by us for the unsecured debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the unsecured debt securities of a particular series.

        All moneys paid by us to a paying agent for the payment of the principal of or any premium or interest on any unsecured debt security which remain unclaimed at the end of 18 months after the principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment.

Consolidation, Merger, and Sale of Assets

        The Debenture Indenture does not contain any provision that restricts our ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of our assets to any person, firm or corporation or otherwise engage in restructuring transactions, provided that the successor corporation assumes due and punctual payment of the principal, premium, if any, and interest on the unsecured debt securities.

Events of Default

        Each of the following is defined as an event of default under the Debenture Indenture with respect to unsecured debt securities of any series:

  •
  failure to pay principal of or any premium on any debt security of that series when due;

  •
  failure to pay any interest on any debt security of that series when due, continued for 30 days;

  •
  failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

  •
  failure to perform any other of our covenants in the Debenture Indenture (other than a covenant included in the Debenture Indenture solely for the benefit of a series other than that series), continuing for 90 days after written notice has been given by the debenture trustee or the holders of at least 35% in aggregate principal amount of the outstanding unsecured debt securities of that series, as provided in the Debenture Indenture; and

  •
  certain events of bankruptcy, insolvency or reorganization.

        If an event of default (other than a bankruptcy, insolvency or reorganization event of default) with respect to the outstanding unsecured debt securities of any series occurs and is continuing, either the debenture trustee or the holders of at least 35% in aggregate principal amount of the outstanding unsecured debt securities of that series, by notice as provided in the Debenture Indenture, may declare the principal amount of the unsecured debt securities of that series to be due and payable immediately. If a bankruptcy, insolvency or reorganization event of default with respect to the outstanding unsecured debt securities of any series occurs, the principal amount of all the unsecured debt securities of that series will automatically, and without any action by the debenture trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding unsecured debt securities of that series may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Debenture Indenture. For information as to waiver of defaults, see "Modification and Waiver."

        Subject to the provisions of the Debenture Indenture relating to the duties of the debenture trustee, if an event of default occurs, the debenture trustee will be under no obligation to exercise any of its rights or powers under the Debenture Indenture at the request or direction of any of the holders, unless the holders shall have offered to the debenture trustee reasonably satisfactory indemnity. Subject to these provisions for the indemnification of the debenture trustee, the holders of a majority in aggregate principal amount of the outstanding unsecured debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the unsecured debt securities of that series.

        No holder of a debt security of any series will have any right to institute any proceeding with respect to the Debenture Indenture, or for the appointment of a receiver or a debenture trustee, or for any other remedy thereunder, unless:

          (a)   the holder has previously given to the debenture trustee written notice of a continuing event of default with respect to the unsecured debt securities of that series;

          (b)   the holders of at least 35% in aggregate principal amount of the outstanding unsecured debt securities of that series have made written request, and have offered reasonably satisfactory indemnity, to the debenture trustee to institute a proceeding as trustee; and

          (c)   the debenture trustee has failed to institute a proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding unsecured debt securities of that series a direction inconsistent with such request, within 60 days after the notice, request and offer. However, these limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on the debt security on or after the applicable due date specified in the debt security.

        We will be required to furnish to the debenture trustee annually a statement by certain of our officers as to whether or not we, to our knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the Debenture Indenture and, if so, specifying all known defaults.

Modification and Waiver

        Modifications and amendments of the Debenture Indenture may be made by us and the debenture trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding unsecured debt securities of each series affected by the modification or amendment; however, without the consent of the holder of each outstanding debt security affected, no modification or amendment may:

  •
  change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

  •
  reduce the principal amount of, or any premium or interest on, any debt security;

  •
  reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

  •
  change the place or currency of payment of principal of, or any premium or interest on, any debt security;

  •
  affect the applicability of the subordination provisions to any debt security;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; or

  •
  reduce the percentage in aggregate principal amount of outstanding unsecured debt securities of any series, the consent of whose holders is required for modification or amendment of the Debenture Indenture; reduce the percentage in aggregate principal amount of outstanding unsecured debt securities of any series necessary for waiver of compliance with certain provisions of the Debenture Indenture or for waiver of certain defaults; or modify these provisions relating to modification and waiver.

        The holders of not less than a majority in aggregate principal amount of the outstanding unsecured debt securities of any series may waive our compliance with certain restrictive provisions of the Debenture Indenture. The holders of a majority in aggregate principal amount of the outstanding unsecured debt securities of any series may waive any past default under the Debenture Indenture, except a default in the payment of principal, premium, or interest and certain covenants and provisions of the Debenture Indenture which cannot be amended without the consent of the holder of each outstanding debt security of such series affected.

        Generally, we will be entitled to set any day as a record date for the purpose of determining the holders of outstanding unsecured debt securities of any series entitled to give or take any direction, notice, consent, waiver, or other action under the Debenture Indenture, in the manner and subject to the limitations provided in the Debenture Indenture. In certain limited circumstances, the debenture trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, the action may be taken only by persons who are holders of outstanding unsecured debt securities of that series on the record date. To be effective, the action must be taken by holders of the requisite aggregate principal amount of unsecured debt securities within 180 days following the record date, or such shorter period as we (or the debenture trustee, if it sets the record date) may specify.

Defeasance and Covenant Defeasance

        Under the Debenture Indenture, we may elect to have the provisions of the Debenture Indenture relating to defeasance and discharge of indebtedness, or the provisions relating to defeasance of certain restrictive covenants, applied with respect to the unsecured debt securities of any series.

Defeasance and Discharge.

        If we elect to have the provisions of the Debenture Indenture relating to defeasance and discharge of indebtedness applied to any unsecured debt securities, we will be discharged from all our obligations with respect to those unsecured debt securities (except for certain obligations to exchange or register the transfer of unsecured debt securities, to replace stolen, lost or mutilated unsecured debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the holders of the unsecured debt securities of money or U.S. Government Obligations, or both, which will provide money sufficient to pay the principal of and any premium and interest on the unsecured debt securities as they become due. This defeasance or discharge may occur only if, among other things, we have delivered to the debenture trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the unsecured debt securities will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance, and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge did not occur.

Defeasance of Certain Covenants.

        If we elect to have the provisions of the Debenture Indenture relating to defeasance of certain covenants applied to any unsecured debt securities, we may omit to comply with certain restrictive covenants that may be described in the applicable prospectus supplement, and the occurrence of certain events of default with respect to those restrictive covenants will no longer be applicable to those unsecured debt securities. In order to exercise this option, we will be required to deposit, in trust for the benefit of the holders of the unsecured debt securities, money or U.S. Government Obligations, or both, which will provide money sufficient to pay the principal of and any premium and interest on the unsecured debt securities as they become due. We will also be required, among other things, to deliver to the debenture trustee an opinion of counsel to the effect that holders of such unsecured debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance did not occur. If we were to exercise this option with respect to any unsecured debt securities and those unsecured debt securities subsequently were declared due and payable because of the occurrence of any event of default, the amount of money and U.S. Government Obligations deposited in trust would be sufficient to pay amounts due on the unsecured debt securities at the time of their respective stated maturities but might not be sufficient to pay the amounts due upon acceleration resulting from the event of default. In that case, we would remain liable for those payments.

Title

        CG&E and the debenture trustee, and any agent of CG&E or the debenture trustee, may treat the person in whose name a debt security is registered as the absolute owner thereof (whether or not the debt security may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

        The Debenture Indenture and the unsecured debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Debenture Trustee

        Fifth Third Bank will be the debenture trustee under the Debenture Indenture. Fifth Third Bank also acts as the trustee for certain debt securities of our affiliates. Fifth Third Bank makes loans to, and performs other financial services for, us and our affiliates in the normal course of business.

DESCRIPTION OF THE FIRST MORTGAGE BONDS

        We may issue from time to time one or more series of first mortgage bonds under a first mortgage dated as of August 1, 1936, between CG&E and The Bank of New York, as first mortgage trustee, as supplemented to date and as proposed to be supplemented by one or more supplemental indentures. When we offer to sell a particular series of first mortgage bonds, we will describe the specific terms of these first mortgage bonds in a prospectus supplement.

        We have summarized certain terms and provisions of the Mortgage. The summary is not complete. The Mortgage is an exhibit to the registration statement of which this prospectus forms a part. You should read the Mortgage for the provisions that may be important to you. Terms used in this summary have the meanings specified in the Mortgage. The Mortgage is subject to and governed by the Trust Indenture Act of 1939, as amended.

General

        The first mortgage bonds to be offered pursuant to this prospectus will be limited to a principal amount of $500,000,000 less any unsecured debt securities and preferred stock issued pursuant to this prospectus. The relevant prospectus supplement will describe the terms of any series of first mortgage bonds being offered, including:

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  the aggregate principal amount of the first mortgage bonds;

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  the date or dates on which the first mortgage bonds mature;

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  the rate or rates per annum at which the first mortgage bonds will bear interest;

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  the dates on which interest will be payable;

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  the redemption terms of the first mortgage bonds; and

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  any other special terms.

        Interest will be paid to holders of record on the applicable record dates established in the supplemental indenture relating to the first mortgage bonds. Each record date for the payment of interest will be the first day of the month for an interest payment date occurring on the fifteenth day of the same month or the fifteenth day of the month for an interest payment date occurring on the first day of the following month. Both principal and interest will be payable by check in New York, New York. Unless otherwise specified in the prospectus supplement, the first mortgage bonds will be issued only in fully registered form in denominations of $1,000 and integral multiples thereof. The first mortgage bonds may be exchanged without charge for first mortgage bonds of other denominations, unless otherwise specified in the relevant prospectus supplement. The first mortgage bonds may be presented for transfer or exchange at the office of the mortgage trustee, 101 Barclay Street, New York, New York.

        The first mortgage bonds are not entitled to the benefits of an improvement and sinking fund.

Maintenance and Replacement Fund

        The first mortgage bonds are not entitled to the benefits of a maintenance and replacement fund.

        CG&E has covenanted to maintain its properties in thorough repair, working order and condition, and to provide adequate reserves for depreciation.

Security

        The first mortgage bonds will be secured by the Mortgage equally and ratably with all other bonds now or hereafter issued under the Mortgage. The Mortgage constitutes a first mortgage lien on all of the real estate, personal property and franchises of CG&E, subject to excepted encumbrances and the following exceptions:

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  any property that has been released from the lien of the Mortgage by the mortgage trustee;

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  except in case of a completed default (followed by a taking possession of the mortgaged property), revenues, earnings, rents, issues, income and profits of the mortgaged property, cash, bills, notes and accounts receivable, contracts and choses in action, materials, supplies and construction equipment; and

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  in any case, bonds, notes, evidences of indebtedness, shares of stock and other securities, except as may be specifically subjected to the lien.

        The Mortgage contains provisions that subject after-acquired property (subject to pre-existing liens) to the lien. These provisions may not be effective as to property acquired subsequent to the filing of a case with respect to CG&E under the federal Bankruptcy Reform Act of 1978. Certain covenants prohibiting the disposition by CG&E of equity securities of, and limiting the creation of indebtedness by, subsidiaries other than CG&E's Kentucky subsidiary, The Union Light, Heat and Power Company, will not apply in respect of the first mortgage bonds.

Issuance of Additional Bonds

        Additional bonds in one or more series may be issued in principal amounts equal to (1) 66 2/3% of the cost or the then fair value to CG&E (whichever is less) of unfunded property additions acquired, made or constructed subsequent to September 30, 1945, less the excess, if any, of retirements over the minimum provision for depreciation, (2) the principal amount of bonds previously issued under the Mortgage and retired (other than under a sinking fund and in certain other cases) or deposited with the mortgage trustee for retirement, or (3) amounts of cash deposited with the mortgage trustee, which cash may be withdrawn as CG&E becomes entitled to the issuance of further amounts of bonds. Bonds may be issued upon the basis of property additions and cash deposits only if net earnings (as defined in Section 5 of Article Five of the Mortgage) for any 12 consecutive calendar months within the 15 calendar months immediately preceding the issuance are at least twice the annual interest charges on all outstanding indebtedness having an equal or prior lien, including the additional issue. For the 12 months ended December 31, 2002, based on bonds outstanding on that date, CG&E's coverage was sufficient to issue the entire amount of the first mortgage bonds. No bonds may be issued against property additions if (1) prior lien bonds outstanding against those property additions exceed 35% of the cost or fair value (whichever is less) of the property additions, or (2) the aggregate principal amount of all prior lien bonds exceeds 15% of the principal amount of all bonds issued and outstanding under the Mortgage plus bonds proposed to be issued. The first mortgage bonds will be issued on the basis of unfunded property additions or against the retirement of bonds.

Modifications of the Mortgage

        The rights and obligations of CG&E and of the bondholders may be modified only with the consent of the holders of at least 66 2/3% in aggregate principal amount of the bonds then outstanding and affected thereby. No modification may extend the maturity of or reduce the rate of interest on or otherwise modify the terms of payment of principal or interest on any bond without the express consent of the holder of the bond or permit the creation of any lien ranking prior to or equal with the lien of the Mortgage on any of the mortgaged property. Notice of a proposed modification must be published in newspapers of general circulation in New York, New York and Cincinnati, Ohio, and the Mortgage provides that the modification must be consented to in writing within twelve months after the first publication of the notice. CG&E may, without the consent of bondholders, amend the Mortgage to remove this time limitation and to cure any ambiguity or correct any defective provision.

Redemption

        The first mortgage bonds may be redeemable in whole or in part at the election of CG&E on 30 days' notice. Reference is made to the relevant prospectus supplement for the redemption terms of the first mortgage bonds. In the event that CG&E elects to redeem less than all of the first mortgage bonds, the first mortgage bonds to be redeemed will be drawn by lot in such manner as the mortgage trustee may elect.

Events of Default

        A completed default is defined in the Mortgage as being:

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  default in payment of principal;

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  default for 90 days in payment of any interest;

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  default in certain cases in payment of interest or principal of outstanding prior lien bonds beyond the period of grace specified in the Mortgage or other lien constituting a prior lien;

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  default for 90 days after notice in the performance of any other covenant in the Mortgage; and

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  certain events of bankruptcy, insolvency, or reorganization.

        The Mortgage provides that the mortgage trustee may withhold notice to the bondholders of any default (except in payment of principal of, or interest on, the bonds) if the mortgage trustee considers it in the interest of the bondholders to do so. The Mortgage provides that, if a completed default has occurred, either the mortgage trustee or the holders of 25% in principal amount of the bonds then outstanding may declare the principal of and accrued interest on all the bonds to be due and payable. In certain cases the holders of a majority in principal amount of the bonds then outstanding may annul the declaration and its consequences, and may waive past defaults if the agreements in respect to which the default occurred have been fully performed and all arrears of interest, principal of any bonds then due, and mortgage trustee's expenses have been paid. Evidence of compliance with certain conditions and covenants of the Mortgage is periodically furnished by CG&E. The holders of a majority in principal amount of the bonds at the time outstanding have the right to direct the method and place of conducting any proceeding for any sale, foreclosure, or other proceeding under the Mortgage, as well as the right to direct the mortgage trustee to exercise any trust or power with respect to entry or sale conferred on it, so long as the direction is in accordance with the Mortgage and applicable law and the holders offer the mortgage trustee indemnity against its costs, expenses, and liabilities.

        Subject to the right of any holder to enforce the payment of the principal of and interest on the holder's bonds at and after the maturity, no holder of any bond has the right to institute any proceeding to enforce the Mortgage unless the holder has given the mortgage trustee notice of a completed default and unless the holders of at least 25% in aggregate principal amount of the bonds then outstanding have:

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  made written request to the mortgage trustee;

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  offered the mortgage trustee reasonable opportunity to exercise its powers or institute action in its own name; and

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  offered the mortgage trustee indemnity satisfactory to it against its costs, expenses, and liabilities.

Concerning the Mortgage Trustee

        The Bank of New York is the mortgage trustee under the Mortgage. It also makes loans to, and performs other financial services for, us and our affiliates in the normal course of business.

Book Entry; Delivery and Form

        Unless otherwise specified in the applicable prospectus supplement, the first mortgage bonds will be issued in fully registered form, without coupons. Except as described below or otherwise specified in the applicable prospectus supplement, the first mortgage bonds will be deposited with, or on behalf of, the Depository Trust Company, New York, New York, or DTC, and registered in the name of DTC's nominee, in the form of a global bond.

        We expect that pursuant to procedures established by DTC:

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  upon deposit of the bond, DTC or its custodian will credit on its internal system interests in the global bond to the accounts of persons who have accounts with DTC, the participants; and

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  ownership of interests in the global bond will be shown on, and the transfer of those interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of the participants) and the records of the participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the global bond will be limited to participants or persons who hold interests through participants.

        So long as DTC or its nominee is the registered owner of the first mortgage bonds, DTC or the nominee will be considered the sole owner of the first mortgage bonds represented by the global bond for all purposes under the Mortgage unless we indicate differently in a prospectus supplement. Except as specified below, no beneficial owner of an interest in the global bond will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Mortgage with respect to the first mortgage bonds.

        Unless otherwise specified in the applicable prospectus supplement, payments of the principal of and interest on the global bond will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of CG&E, the mortgage trustee or any paying agent under the Mortgage will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global bond or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

        Unless otherwise specified in the applicable prospectus supplement, we expect that DTC or its nominee, upon receipt of any payment of the principal of or interest on the global bond, will immediately credit the participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global bond as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global bond held through such participants will be governed by standing customer instructions and customary practice as is now the case with securities held in nominee accounts. These payments will be the responsibility of the participants.

        Transfers between participants in DTC will be effected in accordance with DTC's rules and will be settled in immediately available funds. If a holder requires physical delivery of a certificated first mortgage bond for any reason, including to sell first mortgage bonds to persons in states which require physical delivery of the first mortgage bonds or to pledge such securities, the holder must transfer its interest in the global bond in accordance with the normal procedures of DTC and with the procedures set forth in the Mortgage.

        Unless otherwise specified in the applicable prospectus supplement, we expect that DTC will advise us that:

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  it will take any action permitted to be taken by a holder of first mortgage bonds (including the presentation of the first mortgage bonds for exchange as described below) only at the direction of one or more participants to whose account at DTC interests in the global bond are credited and only in respect of that portion of the aggregate principal amount of first mortgage bonds as to which the participant or participants has or have given direction. However, as described below, if there is an event of default under the Mortgage, DTC will exchange the global bonds for certificated first mortgage bonds, which it will distribute to its participants;

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  it is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act; and

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  it was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Although DTC is expected to agree to the foregoing procedures in order to facilitate transfers of interest in the global bond among the participants, it is under no obligation to perform those procedures, and the procedures may be discontinued at any time. Neither CG&E nor the mortgage trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Interests in Global Bonds for Certificated Bonds

        Unless otherwise specified in the applicable prospectus supplement, the entire global bond may be exchanged for definitive first mortgage bonds in registered, certificated form if:

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  DTC notifies us that it is unwilling or unable to continue as depositary for the global bond and we fail to appoint a successor depositary within 90 days;

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  DTC has ceased to be a clearing agency registered under the Exchange Act;

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  we notify the mortgage trustee in writing that we elect to cause the issuance of certificated bonds; or

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  there shall have occurred and be continuing a default or an event of default with respect to the first mortgage bonds.

        Unless otherwise specified in the applicable prospectus supplement, beneficial interests in the global bond may be exchanged for certificated bonds only upon at least 20 days' prior written notice given to the mortgage trustee by or on behalf of DTC in accordance with customary DTC procedures. Certificated bonds delivered in exchange for any beneficial interest in the global bond will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of its direct or indirect participants.

        Neither CG&E nor the mortgage trustee will be liable for any delay by the holder of the global bond or DTC in identifying the beneficial owners of the first mortgage bonds, and CG&E and the mortgage trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the global bond or DTC for all purposes.

DESCRIPTION OF THE PREFERRED STOCK

        We may issue from time to time one or more series of preferred stock. When we issue shares of preferred stock, we will provide specific information about the preferred stock being offered in a prospectus supplement.

        We have summarized certain terms and provisions of our Amended Articles of Incorporation. The summary is not complete. The Articles are an exhibit to the registration statement of which this prospectus forms a part. You should read the entire Articles for provisions that may be important to you.

        The Articles limit the number of shares of preferred stock which we may issue to 6,000,000 shares, with a par value of $100 each. There are currently outstanding 169,834 shares of the 4% Series and 35,015 of shares the 4 3/4% Series.

        The Articles also prohibit, without the consent of holders of at least two-thirds of the total number of then-outstanding shares of preferred stock, the issuance of additional shares of preferred stock unless the consolidated income of CG&E and its subsidiaries for any 12 consecutive calendar months within the 15 calendar months immediately preceding the issuance has been at least 1.5 times the annual interest charges on all debt, including that of CG&E's subsidiaries, and the annual dividend requirement on all preferred stock of CG&E and its subsidiaries (and any class of stock with equal or prior rank) to be outstanding after the issuance of additional shares of preferred stock. As of

December 31, 2002, CG&E would have been permitted to issue the entire amount of the preferred stock. This amount will fluctuate at any given time depending on future earnings and dividend rates.

General

        The Board of Directors of CG&E may from time to time adopt amendments to the Articles providing for the issuance of one or more series of preferred stock and fixing the terms of the series. The relevant prospectus supplement will describe these terms, including:

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  the designation and number of shares of the series;

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  the dividend rate of the series;

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  the dividend payment dates for the series;

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  the price or prices at which shares of the series may be redeemed, except that the price may not be less than $100 a share or more than $115 a share, plus an amount equal to all accrued dividends to the date fixed for redemption;

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  the amount of any sinking fund applicable to the purchase or redemption of shares of the series and the manner of its application;

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  whether or not the shares of the series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of stock of CG&E and, if so, the conversion price or prices, or the rates of exchange, and the adjustments, if any, at which the conversion or exchange may be made; and

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  whether or not the issue of any additional shares of the series or any future series shall be subject to any restrictions and, if so, the nature of those restrictions.

Dividend Rights

        Holders of the preferred stock will be entitled to receive cumulative dividends, if and when declared by our Board of Directors, as specified in the relevant prospectus supplement. We may not declare or set apart for payment any dividends or make any distribution on our common stock, or redeem or repurchase any preferred or common stock, while there are any arrears in payment of dividends on any outstanding preferred stock.

Voting Rights

        Holders of the preferred stock do not have general voting rights. However, whenever dividends payable on the preferred stock are in default in an aggregate amount equivalent to four full quarterly dividends on all outstanding shares, the holders of the preferred stock of all series, voting separately as one class, are entitled to elect a majority of the Board of Directors. That right continues until all dividends then in default have been paid or declared and set apart for payment.

        CG&E may not, without the consent in writing of the holders of record of at least two-thirds of the total number of shares of preferred stock of all series then outstanding:

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  create or authorize any kind of stock ranking prior to the preferred stock with respect to the payment of dividends or upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, or create or authorize any obligation or security convertible into shares of any such kind of stock;

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  amend, alter, change or repeal any of the express terms of the preferred stock so as to affect its holders adversely; or

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  sell all or substantially all its assets, or sell all or substantially all its electric properties.

Liquidation Rights

        Upon any dissolution, liquidation, winding up or reduction of the capital stock of CG&E resulting in a distribution of assets to its shareholders, holders of outstanding shares of preferred stock will be entitled to receive, before any distribution of assets is made to the holders of our common stock:

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  in the event of any involuntary dissolution, liquidation or winding up, $100 a share together with an amount equal to all accrued dividends; and

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  in the event of any voluntary dissolution, liquidation or winding up or in the event of a reduction of the capital stock of the company resulting in a distribution of assets to its shareholders, an amount equal to the redemption price then in effect of the preferred stock of the series.

        If the assets to be distributed among the holders of the preferred stock are insufficient to permit the payment to the holders of the full preferential amounts, then all remaining assets of the Company will be distributed ratably among the holders of the preferred stock in proportion to the full preferential amounts to which they are entitled. After payment to the holders of the preferred stock of the full preferential amounts, the holders of the preferred stock, as such, will have no right or claim to any of the remaining assets of the Company, which will be distributed to the holders of the common stock.

Other Provisions

        Holders of the preferred stock have no rights to subscribe for or purchase or receive any part of any new or additional issue of stock of any class or securities convertible into stock of any class, whether now or hereafter authorized and whether issued for cash, property or by way of dividends. The preferred stock will be, when issued and paid for, fully paid and non-assessable.

Transfer Agent and Registrar

        The transfer agent and registrar for our preferred stock is National City Bank.

PLAN OF DISTRIBUTION

        We may sell the securities directly to purchasers or indirectly through underwriters, dealers or agents. The names of any underwriters, dealers or agents will be set forth in the relevant prospectus supplement. We will also set forth in the relevant prospectus supplement:

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  the terms of the offering of the securities;

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  the proceeds we will receive from the sale;

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  any underwriting discounts and other items constituting underwriters' compensation;

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  any initial public offering price;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any securities exchanges on which we may list the securities.

        We may distribute the securities from time to time in one or more transactions at:

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  a fixed price;

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  prices that may be changed;

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  market prices at the time of sale;

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  prices related to prevailing market prices; and

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  negotiated prices.

        We will describe the method of distribution in the relevant prospectus supplement.

        If we use underwriters with respect to an issuance of securities, we will set forth in the relevant prospectus supplement:

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  the name of the managing underwriter, if any; and

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  the name of any other underwriters.

        The underwriters will acquire any securities for their own accounts and they may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price and at varying prices determined at the time of sale.

        Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. We anticipate that any underwriting agreement pertaining to any securities will:

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  entitle the underwriters to indemnification by us against certain civil liabilities under the Securities Act, or to contribution with respect to payments that the underwriters may be required to make related to any such civil liability;

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  subject the obligations of the underwriters to certain conditions precedent; and

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  obligate the underwriters to purchase all securities offered in a particular offering if any securities are purchased.

        In connection with an offering of securities, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, underwriters may:

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  overallot in connection with the offering, creating a syndicate short position;

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  bid for, and purchase, securities in the open market to cover syndicate short positions;

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  bid for, and purchase, securities in the open market to stabilize the price of the securities; and

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  reclaim selling concessions allowed for distributing the securities in the offering if the syndicate repurchases previously distributed securities in syndicate covering transactions, in stabilization transactions or otherwise.

        Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Underwriters are not required to engage in these activities, and may end any of these activities at any time.

        If we use a dealer in an offering of securities, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. We will set forth the name of the dealer and the terms of the transaction in the prospectus supplement.

        If we use an agent in an offering of securities, we will name the agent and describe the terms of the agency in the relevant prospectus supplement. Unless we indicate otherwise in the prospectus supplement, we will require an agent to act on a best efforts basis for the period of its appointment.

        Dealers and agents named in a prospectus supplement may be considered underwriters of the securities described in the prospectus supplement under the Securities Act. We may indemnify them against certain civil liabilities under the Securities Act. In the ordinary course of business, we may engage in transactions with underwriters, dealers and agents and they may perform services for us.

        We may solicit offers to purchase securities and make sales directly to institutional investors or others who may be considered underwriters under the Securities Act with respect to those sales. We will describe the terms of any such offer in the relevant prospectus supplement.

        If we authorize underwriters or other agents to solicit from institutional investors offers to purchase securities pursuant to contracts providing for payment and delivery at a future date, we will indicate that we are doing so in the relevant prospectus supplement. We must approve all purchasers under these contracts; the institutional investors may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. We will not subject the obligations of these purchasers to any conditions except that:

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  we will not allow purchases if they violate the laws of any jurisdiction to which a proposed purchaser is subject; and

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  if we are also selling the securities to underwriters, we will not sell to the underwriters subject to delayed delivery.

        Underwriters and other agents will not be responsible for the validity or performance of contracts providing for payment and delivery at a future date.

        We will set forth in the relevant prospectus supplement the anticipated delivery date of securities and the prospectus delivery obligations of dealers.

LEGAL MATTERS

        The validity of the securities will be passed upon for us by Taft, Stettinius & Hollister LLP, Cincinnati, Ohio, and for the underwriters, if any, by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, who may rely as to matters of Ohio law on the opinion of Taft, Stettinius & Hollister LLP or other Ohio counsel. In the past, Davis Polk & Wardwell has acted as counsel in certain matters for us and our affiliates.

EXPERTS

        The financial statements and the related financial statement schedule incorporated in this prospectus by reference from The Cincinnati Gas & Electric Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS SUPPLEMENT
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS
SUMMARY
The Company
The Offering
THE COMPANY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
Consolidated Income Information
Consolidated Capitalization
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
CERTAIN TERMS OF THE DEBENTURES
UNDERWRITING
LEGAL MATTERS
TABLE OF CONTENTS